Exhibit 10.2

March 24, 2005

John P. Donoghue, Ph.D.

109 Hazard Avenue

Providence, RI 02906

Dear John:

This letter will confirm our agreements about your transition from a consulting relationship to employment with the Cyberkinetics Neurotechnology Systems, Inc. (the “Company”).  We refer to the Consulting Agreement dated July, 2002 (the “Consulting Agreement”), which is amended by this letter.

(a)                                  End of Consulting Period:  The Consulting Period (as defined in the Consulting Agreement) is deemed to have ended at the close of business on December 31, 2004.

(b)                                 Employment:  Effective January 1, 2005 (the “Effective Date”), the Company offers you, and you accept, employment with the Company as Chief Scientific Officer reporting to the Chief Executive Officer.  From the Effective Date through August 31, 2005 (the “Initial Period”), you will devote 50% of your working time (an average of two and one-half days per week) to this employment (“Time Commitment”) and you will remain available for key presentations in connection with investor relations and other forms of business development by the Company.  Your Time Commitment after the Initial Period may be changed, as you and we agree; however, the Company will offer you the opportunity to devote at least one day per week to this employment until April 30, 2008, absent Serious Cause.  After April 30, 2008, your employment will be on an “at-will” basis, meaning that you will not be obligated to remain employed at the Company for any specific period of time, and that likewise the Company will not be obligated to employ you for any specific period.  “Serious Cause” means either: (i) your willful and continued failure to perform substantially your obligations under this letter (other than any such failure resulting from incapacity due to physical or mental illness) or the Consulting Agreement as amended by this letter; or (ii) your willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(c)                                  Compensation:  You will be paid salary in accordance with the Company’s regular payroll practices, during the Initial Period at the annual rate of $253,041 based on the initial Time Commitment described above, and after the Initial Period a pro rated annual rate based on the Time Commitment we then agree (for example, an annual rate of $60,000 for a Time Commitment of an average of one day per week).  You will also be eligible for the benefits that the Company generally provides to its employees in accordance with Company policy and the applicable plans in effect from time to time.  The Company retains the right to change, add or cease any particular benefit.

(d)                                 Confidentiality Obligations; IP Ownership; Restricted Activities:  As provided in Section 8 of the Consulting Agreement, Sections 5, 6 and 7 of the Consulting Agreement survive the termination of the Consulting Period.  Further, you and we agree that all references in these sections of the Consulting Agreement to you as “Consultant” shall include you as an employee of the Company from and after the Effective Date, and to the “Services”

you perform under the Consulting Agreement shall include services you perform as an employee of the Company from and after the Effective Date.  As so amended, these sections of the Consulting Agreement will remain in full force and effect.

You acknowledge and, for consideration provided under this letter, reaffirm your obligation under Section 5 of the Consulting Agreement to keep confidential, and not utilize on behalf of any third-party, all non-public information concerning the Company, which you acquire during the course of employment or previously acquired through your involvement with the Company.  You acknowledge and, for consideration provided under this letter, reaffirm your obligation under Section 6 of the Consulting Agreement to disclose and assign to the Company all Inventions you make during the course of employment or previously made during your involvement with the Company.  You acknowledge and, for consideration provided under this letter, reaffirm your obligation under Section 7 to refrain from certain prohibited activities during the Consulting Period, during your employment with the Company and for twelve (12) months after your employment with the Company terminates for any reason.

(e)                                  General Provisions:

i.                  We specifically confirm the provisions of Paragraph 6 of the Consulting Agreement relating to Inventions.  That paragraph recognizes your obligation under the Brown University Patent and Invention Policy and requires that you avoid activities at Brown University that would conflict with your obligation under the Consulting Agreement to assign Consultant Inventions to the Company.  As you know, under Section F(1) of that Policy, Brown University normally will claim an equity interest in inventions that (A) involve the use of funds, space, or facilities of Brown University or (B) are connected with the regular duties or other assigned work of University Personnel.  Brown University will also claim an equity interest in certain University-sponsored research, as set forth in Section F(2) of the Policy.  Section G of the Policy sets forth an expectation that you will exercise judgment in good faith in determining whether Brown University may have an equity interest in any of your inventions.  You represent and warrant to the Company that, in good faith, you have determined that the Services you performed under the Consulting Agreement and will perform under this letter, and any resulting Inventions, did not and will not fall under the provisions of the Policy.

ii.               You represent and warrant that you are under no contractual or other obligation or restriction that is inconsistent with your execution of this letter or the performance of services as an employee of the Company.  During your employment with the Company, you will not enter into any agreement, either written or oral, in conflict with your obligations under this letter.  You will arrange to perform services as an employee of the Company in such manner and at such times that will not conflict with your responsibilities under any other agreement, arrangement or understanding or pursuant to any other employment relationship you have at any time with any third party.  You agree not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the services your perform as an employee of the Company.

iii.            You represent that you have not been debarred, and to the best of your knowledge, are not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

iv.           When your employment with the Company terminates (for any reason), you must return all Company property in your possession, including but not limited to electronic and paper documents, keys, building access cards, laptop computers, dial-in access cards, etc.

v.              This letter, together with the Consulting Agreement (as amended by this letter), will constitute our entire understanding as to your employment by the Company and will override any prior agreements or understandings, whether in writing or oral.  This letter will be governed by the laws of the Commonwealth of Massachusetts.

After reviewing this letter and attachments, please sign below in acceptance of this agreement.

Sincerely,

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

/s/ Timothy R. Surgenor

Timothy R. Surgenor
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John P. Donoghue

John P. Donoghue